CERTIFICATE ELIMINATING
REFERENCE TO SERIES B AND C PREFERRED STOCK
FROM THE CERTIFICATE OF INCORPORATION
OF
WAVE WIRELESS CORPORATION

Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Wave Wireless Corporation

2. The designation of the Series B and C Preferred Stock of the Corporation to which this certificate relates is being eliminated.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series B and C Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth the resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of stock of the Corporation designated as Series B and C Preferred Stock are issued and outstanding; and

FURTHER RESOLVED, that none of the Series B and C Preferred Stock of the Corporation will be issued; and

FURTHER RESOLVED, that the proper officers of the Corporation be, and hereby are, authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the Corporation all reference to the Series B and C Preferred Stock.

5. The effective date of this Certificate shall be August 31, 2005.

Daniel W. Rumsey
Authorized Officer